Exhibit (n)(1)(A)(i)

SCHEDULE A
to the
MULTIPLE CLASS PLAN
PURSUANT TO RULE 18f-3
for
VOYA INVESTORS TRUST
Name of Fund		Classes of Shares
Voya Balanced Income Fund (formerly, Voya Balanced	A	I	R	R3
	√	√	√	√
Income Portfolio
Voya Inflation Protected Bond Plus Fund (formerly, Voya	√	√	√	N/A

Inflation Protected Bond Plus Portfolio) (formerly, VY®

BlackRock Inflation Protected Bond Portfolio)

Schedule A Last Amended: July 17, 2026

AMENDED SCHEDULE B

to the

MULTIPLE CLASS PLAN

PURSUANT TO RULE 18f-3

for

VOYA INVESTORS TRUST

12b-1 Distribution and Service Fees

Paid Each Year by the Funds

(as a percentage of average net assets)

Name of Fund		Classes of Shares
	A	I	R	R3
Voya Balanced Income Fund (formerly,	0.25	N/A	0.50	0.25
Voya Balanced Income Portfolio)
Voya Inflation Protected Bond Plus Fund	0.25	N/A	0.50	N/A
(formerly, Voya Inflation Protected Bond
Plus Portfolio) (formerly, VY® BlackRock
Inflation Protected Bond Portfolio)

Schedule B Last Amended: May 20, 2026

2